UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 31, 2007

POWERSECURE INTERNATIONAL, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12014 (Commission File Number)	84-1169358 (I.R.S Employer Identification No.)

1609 Heritage Commerce Court, Wake Forest, North Carolina (Address of principal executive offices)	27587 (Zip code)
Registrant’s telephone number, including area code: (919) 556-3056
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities
     On December 31, 2007, the Board of Directors (the “Board”) of PowerSecure International, Inc., a Delaware corporation (the “Company”), adopted a plan to sell substantially all of the assets of Metretek, Incorporated (“Metretek Florida”), a wholly-owned subsidiary of the Company that operates as a developer, manufacturer and marketer of automatic meter reading systems for remotely monitoring, collecting, processing and managing field devices and the data provided by them primarily for the benefit of commercial and industrial users of natural gas and electricity. The Board adopted this plan in conjunction with the Company’s previously announced review of its strategic alternatives for its non-core businesses.
     As a result of this decision, the financial results related to the operations of Metretek Florida will be reported as discontinued operations on the consolidated financial statements of the Company for the period ending December 31, 2007 and subsequent reporting periods, with prior period results being reclassified to reflect such accounting treatment.
     As of the date of this Report, the Company has not entered into any binding contract, obligation or other commitment to sell the assets and business of Metretek Florida. While the Company anticipates completing a sale of the operations of Metretek Florida during 2008, there is no assurance that a sale transaction will be completed, or if completed, as to either the timing or the terms of any such transaction, including the net proceeds to the Company.
     The Company believes that, assuming a sale transaction is completed, under current market conditions, it is likely that the sale price will be less than the carrying value of the assets of Metretek Florida on the consolidated financial statements of the Company, which is approximately $4 million. In that event, the Company would recognize a loss on sale as a component of discontinued operations.
     The actual amount of any loss on sale will depend upon the final terms of any sale and the proceeds realized by the Company from such sale, which are not presently determinable. Accordingly, the Company is currently unable, in good faith, to provide an estimate of the total amount or range of amounts of costs, in total or for each major type of cost, expected to be incurred in connection with a sale of Metretek Florida’s operations, or an estimate of the amount and types or range of amounts and types of charges in connection with a sale that will result in future cash expenditures. The Company will file an amendment to this Current Report on Form 8-K within four business days after it makes a determination of such estimates.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On December 31, 2007, the Company entered into an amendment (the “Amendment”) of the Restricted Stock Agreement, dated as of August 15, 2007 (the “Restricted Stock Agreement”), with Sidney Hinton, the President and Chief Executive Officer of the Company. The Amendment modified the terms of the vesting of the 60,000 restricted shares dependent upon the Company achieving a performance target in fiscal 2007 relating to the Company’s consolidated net income, so that the satisfaction of that performance target will be computed and determined without regard to the discontinued operations accounting treatment for Metretek Florida, referenced in Item 2.05 above, including any charges and reclassification of income from continuing operations of Metretek Florida.

     The Amendment was approved by the Board upon the recommendation of the Compensation Committee of the Board in order to ensure that the original intentions of the Restricted Stock Agreement with respect to the performance target for the vesting of restricted shares for fiscal 2007 would be fulfilled notwithstanding the discontinued operations accounting treatment for the operations of Metretek Florida, which was not anticipated at the time the Board and the Compensation Committee originally approved the Restricted Stock Agreement.
     The foregoing summary description of the Amendment to the Restricted Stock Agreement is qualified in its entirety by reference to, and should be read in conjunction with, the Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits

10.1	Amendment No. 1 to Restricted Stock Agreement, dated as of December 31, 2007, by and between PowerSecure International, Inc. and Sidney Hinton

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWERSECURE INTERNATIONAL, INC.
By:	/s/ Christopher T. Hutter
Christopher T. Hutter
Vice President and Chief Financial Officer

Dated: December 31, 2007

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